Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael R. Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE REPORTS REVENUES OF $270.2 MILLION AND EPS OF $0.26 FOR THE THIRD QUARTER OF 2012

NET INCOME AND EPS FROM CONTINUING OPERATIONS UP 46.6% AND 52.9%

TAMPA, FL, October 30, 2012 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its third quarter of 2012. Revenues from continuing operations for the quarter ended September 30, 2012 were $270.2 million compared to $274.1 million for the quarter ended June 30, 2012, a decrease of 1.4% and compared to $261.0 million for the quarter ended September 30, 2011, an increase of 3.5%. In the quarter ended September 30, 2012, Kforce reported net income of $9.3 million, or $0.26 per share, versus $8.9 million, or $0.24 per share, excluding the goodwill impairment charge, for the quarter ended June 30, 2012. Net income and earnings per share for the third quarter of 2012 increased 9.7% and 18.2%, respectively, versus net income of $8.4 million, or $0.22 per share, for the third quarter of 2011. Net income and earnings per share from continuing operations for the quarter ended September 30, 2012 of $9.3 million and $0.26 per share, respectively, increased 46.6% and 52.9%, respectively, from $6.3 million, or $0.17 per share, for the quarter ended September 30, 2011.

David L. Dunkel, Chairman and CEO, said, “We are pleased with our Q3 ‘12 results as Kforce reported revenues for the quarter of $270.2 million and earnings per share of $0.26. The environment for professional staffing and the demand for our services, particularly in technology staffing, continues to be positive. Over the past few quarters, however, revenue growth has slowed as the uncertain economic outlook is dampening demand. The unemployment rate among college-degreed workers is roughly half that of the overall U.S. rate of unemployment, and is substantially lower in several of the skill sets in which Kforce specializes. We continue to see bill rates increase as supply for highly skilled candidates remains tight. We believe our diverse service offerings and highly elastic front and back office platforms position Kforce well to navigate through the significant uncertainties that exist in the macroeconomic environment. I want to thank all of our employees, consultants and clients for making Q3 ‘12 another successful quarter for Kforce.”

William L. Sanders, President, said, “The Firm continued its solid performance in the third quarter of 2012, where we experienced a flex margin increase of 30 basis points sequentially and 40 basis points year-over-year, which was primarily driven by the increase in the spread between bill and pay rates for our Tech segment, which is our largest segment. We intend to continue to aggressively manage our client portfolio to optimize both volume and rate. During the third quarter, we were able to continue to take advantage of our highly advanced sales and delivery platform that leverages our field associates, Strategic Accounts strategy and the National Recruiting Center to profitably grow revenues with both large and small clients. Discussions with our clients and certain key performance indicators indicate demand for temporary staffing to be stable, though growth is being impacted by prolonged decision making from our clients as well as an increase in conversions. Kforce continues to aggressively pursue business opportunities with the goal of continuing to gain client and market share.”

Mr. Sanders noted additional operational results for the third quarter include:

•	Flex revenues from continuing operations of $257.8 million in Q3 ‘12 decreased 1.2% from $260.9 million in Q2 ‘12 and increased 3.4% from $249.4 million in Q3 ‘11.

•	Search revenues from continuing operations of $12.4 million in Q3 ‘12 decreased 6.3% from $13.2 million in Q2 ‘12 and increased 6.6% from $11.6 million in Q3 ‘11.

•

Sequential percentage changes in Flex revenues from continuing operations on a billing day basis by segment were: 1.2% increase for Tech, 2.0% decrease for FA, 7.1% decrease for HIM and a 6.8% increase for Government Solutions.

•

Year-over-year changes in Flex revenues from continuing operations on a billing day basis were a 4.8% increase in Tech, 9.2% increase in FA, 6.7% increase in HIM and a 3.5% decrease in Government Solutions.

Joseph J. Liberatore, Chief Financial Officer, said, “The Firm continued to perform well in Q3 ‘12. Q3 ‘12 contained 63 billing days while Q2 ‘12 and Q3 ‘11 each contained 64 billing days. The Firm has continued to improve earnings in this environment by improving bill/pay spreads through continued selective investments in its stronger products and markets and by generating operating leverage through efficiencies and scale. We expect modest revenue growth and Flex gross margin expansion in the near term and believe operating efficiencies will result in continued improvements in operating margins. We will continue to focus on execution in all aspects of our business including improving client relationships, solid expense management and continued efficiencies.”

Financial highlights for the third quarter include:

•	Flex gross profit from continuing operations increased 30 basis points to 29.6% in Q3 ‘12 from 29.3% in Q2 ‘12 and increased 40 basis points from 29.2% in Q3 ‘11.

•	Selling, general and administrative expenses as a percentage of revenues decreased to 26.0% in Q3 ‘12 from 26.1% in Q2 ‘12 and from 27.3% in Q3 ‘11.

•	There was no bank debt at the end of Q3 ‘12 (and $5.4 million in cash and cash equivalents) compared to $11.0 million at the end of Q2 ‘12.

•

Earnings per share in Q3 ‘12 was $0.26 per share, an increase of 8.3% from $0.24 per share in Q2 ‘12, before the impact of the Q2 ‘12 goodwill impairment charge, and an increase of 18.2% from $0.22 in Q3 ‘11.

Mr. Liberatore stated, “In addition, looking forward to the fourth quarter of 2012, we expect revenues may be in the $267 million to $273 million range and earnings per share in the range of $0.22 to $0.24. The fourth quarter of 2012 has 62 billing days, one less than the third quarter of 2012. This guidance does not factor the potentially significant impact from the still unfolding dynamics as a result of Hurricane Sandy. Approximately 30% of Kforce revenue is derived from the Mid Atlantic - Northeast corridor.”

On Tuesday, October 30, 2012, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time.

The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EDT, Wednesday, October 31, 2012 through November 14, 2012 by dialing (855) 859-2056, passcode 43182940.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until November 14, 2012.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health information management. Backed by more than 2,300 associates and approximately 10,500 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health Information Management and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011
Revenue by function:
Technology	$170,577	$171,739	$165,476
Finance & accounting	58,729	60,867	54,297
Health information management	18,157	19,978	17,370
Government solutions	22,698	21,545	23,881

Total revenue	270,161	274,129	261,024

Costs of services	181,399	184,363	176,520

Gross profit	88,762	89,766	84,504
GP %	32.9%	32.7%	32.4%
Flex GP %	29.6%	29.3%	29.2%

Selling, general & administrative expenses	70,367	71,414	71,244
Goodwill impairment	—	65,300	—
Depreciation & amortization	2,659	2,877	3,010

Income (loss) from operations	15,736	(49,825)	10,250

Other expense, net	288	265	286

Income (loss) from continuing operations before income taxes	15,448	(50,090)	9,964

Income tax expense (benefit)	6,173	(16,908)	3,638

Income (loss) from continuing operations	$9,275	$(33,182)	$6,326

(Loss) income from discontinued operations, net of income taxes	(7)	15	2,120

Net income (loss)	$9,268	$(33,167)	$8,446

Earnings (loss) per share - diluted	$0.26	$(0.90)	$0.22
Adjusted EBITDA per share	$0.51	$0.50	$0.43
Shares outstanding - diluted	36,243	36,712	38,228

Adjusted EBITDA	$18,415	$18,325	$16,400

Other information:
Capital expenditures	$1,568	$2,519	$2,113
Equity-based compensation expense, net	$23	$—	$1,938
Working capital	$98,199	$105,436	$100,766

Selected balance sheet information:
Cash and cash equivalents	$5,418	$812	$1,025
Accounts receivable, less allowances	$168,954	$179,408	$186,843
Total assets	$352,722	$369,467	$420,397
Bank debt	$—	$10,992	$59,384
Total liabilities	$135,985	$153,128	$193,747
Total stockholders’ equity	$216,737	$216,339	$226,650

Billing days	63	64	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q3 2012	Q2 2012	Q3 2011

Total Firm
Flex revenue (000’s)	$257,790	$260,925	$249,420
Revenue per billing day (000’s)	$4,092	$4,077	$3,897
Sequential flex revenue change	-1.2%	1.4%	5.7%
Hours (000’s)	4,328	4,411	4,189
Flex GP %	29.6%	29.3%	29.2%

Search revenue (000’s)	$12,371	$13,204	$11,604
Placements	856	956	874
Average fee	$14,456	$13,817	$13,276
Billing days	63	64	64

Technology
Flex revenue (000’s)	$165,342	$166,044	$160,285
Revenue per billing day (000’s)	$2,625	$2,594	$2,504
Sequential flex revenue change	-0.4%	3.5%	6.9%
Hours (000’s)	2,520	2,532	2,520
Flex GP %	28.4%	27.9%	27.7%

Search revenue (000’s)	$5,235	$5,695	$5,191
Placements	337	354	354
Average fee	$15,536	$16,076	$14,682

Finance & Accounting
Flex revenue (000’s)	$51,661	$53,562	$48,046
Revenue per billing day (000’s)	$820	$837	$751
Sequential flex revenue change	-3.5%	-2.0%	1.1%
Hours (000’s)	1,545	1,585	1,406
Flex GP %	30.9%	31.0%	30.1%

Search revenue (000’s)	$7,068	$7,305	$6,251
Placements	513	593	499
Average fee	$13,783	$12,330	$12,516

Health Information Management
Flex revenue (000’s)	$18,089	$19,774	$17,208
Revenue per billing day (000’s)	$287	$309	$269
Sequential flex revenue change	-8.5%	2.3%	3.7%
Hours (000’s)	263	294	263
Flex GP %	35.9%	36.5%	36.6%

Search revenue (000’s)	$68	$204	$162
Placements	6	9	21
Average fee	$11,384	$22,739	$7,678

Government Solutions
Flex revenue (000’s)	$22,698	$21,545	$23,881
Revenue per billing day (000’s)	$360	$337	$373
Sequential flex revenue change	5.4%	-6.3%	8.8%
Flex GP %	30.5%	30.0%	32.3%

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

Quarterly Adjusted EBITDA

	Three Months Ended
	Sept. 30, 2012		June 30, 2012		Sept. 30, 2011
	$	Per share	$	Per share	$	Per share
Net income (loss)	$9,268	$0.26	$(33,167)	$(0.90)	$8,446	$0.22
(Loss) income from discontinued operations, net of income taxes	(7)	(0.00)	15	0.00	2,120	0.05

Income (loss) from continuing operations	$9,275	$0.26	$(33,182)	$(0.90)	$6,326	$0.17
Goodwill impairment, pre-tax	—	—	65,300	1.77	—	—
Depreciation & amortization	2,659	0.07	2,877	0.08	3,010	0.07
Amortization of restricted stock & PARS	38	0.00	—	—	3,048	0.08
Interest expense and other	270	0.01	238	0.01	378	0.01
Income tax expense (benefit)	6,173	0.17	(16,908)	(0.46)	3,638	0.10

Adjusted EBITDA	$18,415	$0.51	$18,325	$0.50	$16,400	$0.43

Weighted average shares outstanding - basic	36,204		36,712		37,417
Weighted average shares outstanding - diluted	36,243		36,807		38,228

Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before discontinued operations, non-cash impairment charges, interest, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.

Quarterly Net Income before Equity-Based Compensation Expense and Impairment Charge

	Three Months Ended
	Sept. 30, 2012		June 30, 2012		Sept. 30, 2011
	$	Per share	$	Per share	$	Per share
Net income (loss)	$9,268	$0.26	$(33,167)	$(0.90)	$8,446	$0.22
(Loss) income from discontinued operations, net of income taxes	(7)	(0.00)	15	0.00	2,120	0.05

Income (loss) from continuing operations	$9,275	$0.26	$(33,182)	$(0.90)	$6,326	$0.17
Goodwill impairment, net of income taxes	—	—	42,035	1.14	—	—
Equity-based compensation expense, net:
Alternative LTI expense	—	—	—	—	5	0.00
Amortization of restricted stock & PARS	38	0.00	—	—	3,048	0.08
Income tax benefit	(15)	(0.00)	—	—	(1,115)	(0.03)

Equity-based compensation expense, net	23	0.00	—	—	1,938	0.05

Net income before equity-based compensation expense and impairment charge	$9,298	$0.26	$8,853	$0.24	$8,264	$0.22

Weighted average shares outstanding - basic	36,204		36,712		37,417
Weighted average shares outstanding - diluted	36,243		36,807		38,228

“Net Income before Equity-Based Compensation Expense and Impairment Charge”, a non-GAAP financial measure, is defined as income (loss) from continuing operations before compensation expense incurred in conjunction with share-based payment awards, alternative long-term incentive awards and non-cash impairment charges. Kforce measures the cost of employee services received in exchange for an equity based award based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

Adjusted Net Income and Earnings Per Share Before Impairment Charge, Adjusted EBITDA and Net Income before Equity-Based Compensation Expense and Impairment Charge are key measures used by management to evaluate its operations and to provide useful information to investors. These measures should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. These measurements are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.